Sub-Item 77M: Mergers

On February 7, 2014, the Gotham Enhanced Return Fund (the "Acquiring Fund"), a series of FundVantage Trust (the "Trust") acquired all of the assets and identified liabilities of the Formula Investing U.S. Value 1000 Fund and the Formula Investing U.S. Value Select Fund (the "Acquired Funds"), two other series of the Trust, transferring the shares of the Acquired Funds into Institutional Class shares of the Acquiring Fund as noted below, pursuant to an Agreement and Plan of Reorganization approved by the Board at a Meeting of the Board of Trustees held on October 29, 2013 and approved by the shareholders of the Acquired Funds on February 5, 2014. The reorganization was accomplished by a tax-free exchange of shares.


Acquired Funds
(series of
FundVantage Trust):
                        Formula Investing            Formula Investing
                        U.S. Value 1000              U.S. Value Select
                        Fund                         Fund
Acquiring Fund
(series of
FundVantage Trust):
                        Gotham Enhanced              Gotham Enhanced
                        Return Fund                  Return Fund
Net Assets:
                        $61,732,742                  $309,287,669
Shares
Outstanding:
                         4,212,398                    20,129,868